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                                                                    EXHIBIT 99.1

[ILLUMINA LOGO]                                                    Illumina, Inc
                                                                   NR200415

Contacts: Jay Flatley                         Timothy Kish
          President & CEO                     Chief Financial Officer
          1.858.202.4501                      1.858.202.4508
          jflatley@illumina.com               tkish@illumina.com

              ILLUMINA TO RAISE $30 MILLION IN REGISTERED OFFERING

SAN DIEGO, CALIFORNIA, May 11, 2004 -- Illumina, Inc. (NASDAQ: ILMN) announced today that it has obtained commitments to purchase approximately $30.7 million of its common stock in a registered direct offering. Under the terms of the transaction, Illumina will sell approximately 4.5 million shares of its common stock at $6.75 per share to a select group of institutional investors. The closing of the offering is expected to take place on May 14, 2004, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by Illumina pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. SG Cowen & Co., LLC acted as exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from SG Cowen & Co., LLC at 1221 Avenue of the Americas, New York, New York 10020, fax +1-212-278-7438.

ILLUMINA, INC.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genomics centers around the world -- provides the throughput, cost
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effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to analyze the billions of data points necessary to extract valuable information that will help pave the way to personalized medicine.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are Illumina's ability to develop and obtain market acceptance for its Sentrix(R) BeadChip whole genome microarrays, its ability to continue to improve its BeadArray and Oligator(R) technologies, the Company's ability to reproducibly manufacture Array Matrices and BeadChips and to reconfigure these platforms to other geometries, the Company's ability to successfully build out international sales and support organizations, the Company's ability to develop and deploy new applications for its platform technology, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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